Exhibit 3.1

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF “MASSROOTS, INC.”, FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF JULY, A.D. 2019, AT 3:39 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

5325528 8100 SR# 20196043731	Authentication: 203248780 Date: 07-19-19

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE
SERIES C CONVERTIBLE PREFERRED STOCK OF

MASSROOTS, INC.

I, Isaac Dietrich, hereby certify that I am the Chief Executive Officer of MassRoots, Inc., a Delaware corporation (the “Corporation”), and further do hereby certify:

That pursuant to the authority expressly conferred upon the Board of Directors of the Corporation (the “Board”) by the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”), the Board on July 16, 2019, adopted the following resolutions creating a series of convertible shares of Preferred Stock designated as Series C Preferred Stock, none of which shares have been issued:

RESOLVED, that the Board designates the Series C Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Certificate of Incorporation as follows:

TERMS OF SERIES C PREFERRED STOCK

1.    Designation and Number of Shares. There shall hereby be created and established by this Certificate of Designations, Preferences and Rights (this “Certificate of Designations”) a series of preferred stock of the Corporation designated as “Series C Preferred Stock” (the “Series C Preferred Stock”). The authorized number of Preferred Shares shall be 1,000 shares. Each share of Series C Preferred Stock shall have a par value of $0.001 per share (the “Par Value”). Capitalized terms not defined herein shall have the meaning as set forth in Section 15 hereof.

2.    Dividends. The holders of shares of Series C Preferred Stock shall have no dividend rights except as may be declared by the Board of Directors, in its sole and absolute discretion, out of funds legally available for such purpose.

3.    Liquidation, Dissolution and Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (as applicable), or in the event of its insolvency, whether under the laws of the State of Delaware, federal bankruptcy laws or other applicable federal or state laws (any, a “Liquidation”), the holders of outstanding shares of the Series C Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock of all classes, whether such assets are capital, surplus or earnings (“Available Assets”), before any distribution or payment is made to any holders of Common Stock or any class or series of the Corporation’s capital stock which is, with respect to the Junior Stock, an amount per share of Series C Preferred Stock equal to the sum of (1) the Applicable Per Share Stated Value for such share of Series C Preferred Stock, plus (2) declared and unpaid dividends, if any, thereon (the “Series C Liquidation Preference”). The purchase or redemption by the Corporation of shares of any class, in any manner permitted by law, or an Acquisition Transaction shall not, for the purposes hereof, be regarded as a Liquidation. If the Available Assets include assets other than cash, then the value of such non-cash Available Assets shall be determined in good faith by a majority of the entire Board as of the date of the Liquidation.

State of Delaware Secretary of State Division of Corporations Delivered 03:39 PM 07/18/2019 FILED 03:39 PM 07/18/2019 SR 20196043731 - File Number 5325528

The Corporation shall notify in writing the holders of Series C Preferred Stock as to the Board’s determination of the value of the non-cash Available Assets not later than thirty (30) calendar days prior to such Liquidation. After payment in full of the Series C Liquidation Preference and payment in full on any class or series of the Corporation’s capital stock that is entitled to payment prior to the holders of Common Stock, the remaining Available Assets, if any, shall be distributed among the holders of Common Stock in proportion to the number of shares of Common Stock then held by holders of Common Stock.

4.    Voting Rights. Except as otherwise expressly required by law, the holder of Series C Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Corporation and each share of Series C Preferred Stock held shall be entitled to sufficient shares to equal 40% of the issued and outstanding Common Stock. Except as otherwise required by law, the holders of shares of Series C Preferred Stock shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class.

5.    Automatic Conversion. Each share of Series C Preferred Stock shall automatically, and without any further action on the part of the holder, convert into one thousand (1,000) shares of common stock, $0.0001 par value per share, of the Corporation upon the earlier to occur of: (i) the listing the Corporation’s securities on a national securities exchange (which, for purposes of this Section 5 shall include the New York Stock Exchange, NYSE AMEX and the NASDAQ Stock Market) and (ii) a “Change in Control” of the Corporation. If there is no listing on a national exchange and if there is no change of control, the Series C Preferred Stock shall not convert into common stock. Change in Control ” means the sale of the Corporation to an un-affiliated person or entity or group of un-affiliated persons or entities pursuant to which such party or parties acquire (i) shares of capital stock of the Corporation representing at least fifty percent (50%) of outstanding capital stock or sufficient to elect a majority of the Board of the Corporation (whether by merger, consolidation, sale or transfer of shares (other than a merger where the Corporation is the surviving corporation and the shareholders and directors of the Corporation prior to the merger constitute a majority of the shareholders and directors, respectively, of the surviving corporation (or its parent)) or (ii) all or substantially all of the Corporation’s assets determined on a consolidated basis.

6.    Restriction and Limitations. Except as expressly provided herein or as required by law, so long as any shares of Series C Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least a majority of the then outstanding shares of the Series C Preferred Stock, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Series C Preferred Stock.

a.   Certain Adjustments. Stock Dividends and Stock Splits. If the Corporation, at any time while the Series C Preferred Stock is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation pursuant to the conversion of the Series C Preferred Stock), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, each share of Series C Preferred Stock shall receive such consideration as if such number of shares of Series C Preferred Stock had been, immediately prior to such foregoing dividend, distribution, subdivision, combination or reclassification, the holder of the number of shares of Common Stock into which it could convert at such time. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

7.    Intentionally Omitted.

8.    Intentional Omitted.

9.    Lost or Stolen Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any share certificates representing the shares of Series C Preferred Stock, and, in the case of loss, theft or destruction, of an indemnification undertaking by the holder of such Series C Preferred Stock to the Corporation in customary form without submitting a bond or other security and, in the case of mutilation, upon surrender and cancellation of the share certificate(s), the Corporation shall execute and deliver new share certificate(s) of like tenor and date; provided, however, the Corporation shall not be obligated to re-issue share certificates if such holder contemporaneously requests the Corporation to convert such shares of Series C Preferred Stock into shares of Common Stock.

10.   No Dilution or Im ailment. The Corporation will not, by amendment of this Certificate of Designations or the Certificate of Incorporation or through any reorganization, transfer of capital stock or assets, consolidation, merger, recapitalization, share exchange, dissolution, Issue of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series C Preferred Stock set forth herein, but will at all times in good faith assist in carrying out all of such terms.

11.    Notices of Record Date. In the event of (a) any taking by the Corporation of a record of the holders of any class or series of the Corporation’s capital stock or other securities for the purpose of determining the holders thereof who are entitled to receive any dividends or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of capital stock of any class or series or any other securities or property, or to receive any other right; (b) any capital reorganization, any reclassification of the capital stock of the Corporation or other change in the capital stock of the Corporation, any merger, consolidation or reorganization, or share exchange involving the Corporation or any Subsidiary, or any sale, conveyance, disposition, exclusive license, lease or other transfer, whether pursuant to a single transaction or series of related transactions, of all or substantially all of the assets of the Corporation or any Subsidiary; or (c) any Liquidation; then and in each such event the Corporation shall deliver notice to each holder of Series C Preferred Stock specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, sale, conveyance, disposition, exclusive license, lease, transfer, consolidation, merger, or Liquidation is expected to become effective, and (iii) the time, if any, that is to be fixed, as to when the holders of record of any such capital stock or other securities shall be entitled to exchange their shares of any such capital stock or other securities for cash, securities or other property deliverable upon such reorganization, reclassification, recapitalization, sale, conveyance, disposition, exclusive license, lease, transfer, consolidation, merger, share exchange or Liquidation. Such notice shall be sent at least twenty (20) calendar days prior to the date specified in such notice on which action is being taken.

12.   Reservation Of Capital Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Preferred Stock (including any shares of Series C Preferred Stock represented by any warrants, options, subscription or purchase rights for Series C Preferred Stock). If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock (including any shares of Series C Preferred Stock represented by any warrants, options, subscriptions or purchase rights for such Series C Preferred Stock), the Corporation shall take such action as may be necessary and use its best efforts to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. Upon request of a Holder, the Corporation shall provide confirmation from the Corporation’s transfer agent that the share reservation required under this Section 13 has been met. If the share reservation required is not met under this Section 13, the Company agrees to take all necessary corporate actions in order to obtain shareholder approval and file an amendment to its Certificate of Incorporation as expeditiously as possible to increase its authorized shares of Common Stock to a number that satisfies such requirement. If after 75 days from initial issuance of Series C Preferred Stock, the Corporation at any time fails to meet the share reservation requirement, it shall pay the Holders as partial liquidated damages and not as a penalty a sum equal to $6.25 per day for each share of Series C Preferred Stock held by the Holders until the share reservation requirement has been met. Nothing herein shall limit Holder’s right to pursue actual damages for failing to meet the requirements under this Section 13.

13.    Notices. Whenever written notice is required to be given by the Corporation or any stockholder to holders of Series C Preferred Stock, or by any stockholder to the Corporation, such notice shall be in writing and unless otherwise required by this Certificate of Designations or Delaware law, shall be deemed sufficient upon receipt when delivered personally, by courier, or by electronic mail (to the extent notification by electronic mail has previously been consented to), if such notice is sent to the party at the most recent address or email address as shown on the books of the Corporation or to the Corporation at the address of its principal place of business.

14.    Definitions. For purposes of this Certificate of Designations, the following terms used herein shall have the meanings ascribed below:

a.   “Acquisition Transaction” means: (a) any sale, conveyance, disposition, exclusive license, lease or other transfer, whether pursuant to a single transaction or a series of related transactions, of all or substantially all of the assets of the Corporation and/or its Subsidiaries, determined on a consolidated basis; (b) the acquisition of the Corporation by another Person by means of any transaction or series of related transactions (including, without limitation, any consolidation, merger, reorganization, sale of stock, recapitalization, share exchange, or other transaction involving the Corporation or any Subsidiary), that results in the holders of the Corporation’s outstanding shares of capital stock immediately prior to any such transaction not holding (by virtue of such securities issued solely pursuant to such transaction), immediately after such transaction, securities representing at least a majority of the voting power of the Person surviving or resulting from such transaction or, if the surviving or resulting Person is a subsidiary of the Corporation or another Person immediately after such transaction, the entity whose securities are issued pursuant to such transaction or series of transactions; or (c) the effectuation by the Corporation or by any of the holders of the Corporation’s outstanding capital stock of a transaction or series of related transactions that results in the holders of the Corporation’s outstanding capital stock immediately prior to any such transaction not holding (by virtue of such securities issued solely pursuant to such transaction) immediately after such transaction, securities representing at least a majority of the voting power of the Corporation.

b.    “Applicable Per Share Stated Value” means with respect to the Series C Preferred Stock, $1,250 per share, subject to appropriate and proportionate adjustment for stock dividends, stock splits and other subdivisions and combinations of, and recapitalizations and like occurrences.

c.    “Available Assets” has the meaning as set forth in Section 3.

d.    “Board” means the Board of Directors of the Corporation.

e.    “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

f.    “Common Stock” means shares of common stock, par value $0.001 per share of the Corporation.

g.    “Conversion Date” has the meaning set forth in Section 5(h).

h.    “Conversion Price” has the meaning as set forth in Section 5.

i.    “Exempt Issuance” means the issuance of Common Stock pursuant to the conversion of the Corporation’s Series C Preferred Stock or Series B Preferred Stock.

j.    “Issue” or “Issuance” in any of its forms, means to sell, grant or otherwise issue in any manner.

k.   “Junior Stock” means, with respect to any particular class or series of the Corporation’s capital stock, any other class or series of the Corporation’s capital stock (a) specifically ranking by its terms to be junior to Series C Preferred Stock or (b) not specifically ranking by its terms senior to or on parity with Series C Preferred Stock, in each case, as to distribution of assets upon a Liquidation or otherwise.

1.   “Liquidation” has the meaning set forth in Section 3.

m.   “Person” means any natural person, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, proprietorship, joint venture, trust, association, union, entity or other form of business organization or any governmental or regulatory authority whatsoever.

n.    [Reserved]

o.   “Series C Issue Date” means, with respect to a share of Series C Preferred Stock, the date upon which such share of Series C Preferred Stock was Issued by the Corporation.

p.   “Series C Liquidation Preference” has the meaning set forth in Section 3.

q.   “Series C Preferred Stock” has the meaning set forth in Section 1.

r.   “Subsidiary” or “Subsidiaries” means any Person of which the Corporation, directly or indirectly through one or more intermediaries owns or controls at the time at least fifty percent (50%) of the outstanding voting equity or similar interests or the right to receive at least fifty percent (50%) of the profits or earnings or aggregate equity value.

s.   “Trading Day” means a day on which the New York Stock Exchange is open for business.

15.     Series C Preferred Stock Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders), a register for the Series C Preferred Stock, in which the Corporation shall record the name, address and email address of the persons in whose name the shares of Series C Preferred Stock have been issued, as well as the name and address of each transferee. The Corporation may treat the person in whose name any Series C Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

16.     Shareholder Matters. Any shareholder action, approval or consent required, desired or otherwise sought by the Corporation pursuant to the laws of the State of Delaware, this Certificate of Designation or otherwise with respect to the issuance of Series C Preferred Stock or the shares of Common Stock issuable upon conversion thereof may be effected by written consent of the Corporation’s shareholders or at a duly called meeting of the Corporation’s shareholders, all in accordance with the Delaware General Corporation Law.

17.     Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations of Series C Convertible Preferred Stock of MassRoots, Inc. to be signed by its Chief Executive Officer on this 16th day of July, 2019.

MASSROOTS, INC.

By:	/s/ Isaac Dietrich
Name: Isaac Dietrich
Title: Chief Executive Officer

MASSROOTS, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of the Series C Convertible Preferred Stock (the “Certificate of Designations”) of MassRoots, Inc. (the “Corporation”). In accordance with and pursuant to the Certificate of Designations, and only if pursuant to Section 5 of the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series C Preferred Stock of the Corporation indicated below into shares of common stock of the Corporation, as of the date specified below.

Date of Conversion: _____________________________________________________________

Number of Preferred Shares to be converted:___________________________________________

Share certificate no(s). of Preferred Shares to be converted:________________________________

Tax ID Number (If applicable):______________________________________________________

Conversion Price: _______________________________________________________________

Number of shares of Common Stock to be issued:  _______________________________________

Please issue the shares of Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to: _______________________________________

                _______________________________________

Address:_________________________________________

Telephone Number:________________________________

Facsimile Number:________________________________

Holder:_________________________________________

By:____________________________

Title:___________________________

Dated:__________________________

Account Number (if electronic book entry transfer): ______________________________________________

Transaction Code Number (if electronic book entry transfer): _______________________________________